CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated August 25, 2006 on the financial statements of the IMS Family of Funds, comprising the IMS Capital Value Fund, IMS Strategic Allocation Fund, and IMS Strategic Income Fund as of June 30, 2006 and for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the IMS Family of Funds Registration Statement on Form N-1A.






     Cohen Fund Audit Services, Ltd.
     (f.k.a. Cohen McCurdy, Ltd.)
     Westlake, Ohio
     August 29, 2006